EXHIBIT 3.1
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                        AMERICAN BAR ASSOCIATION MEMBERS/
                          STATE STREET COLLECTIVE TRUST


                        AMENDMENT TO DECLARATION OF TRUST


         Pursuant to Article VII of the Declaration of Trust, dated December 5, 1991, which authorizes State Street Bank and Trust Company ("State Street"), as trustee of the American Bar Association Members/State Street Collective Trust (the "Collective Trust"), to amend the Declaration of Trust, State Street hereby amends, effective as of the date hereof, the Declaration of Trust as follows:

         1. Section 4.02 of the Declaration of Trust is amended by deleting the phrase "Except with respect to an ACP Fund," at the beginning of the first sentence thereof.

         2. Section 4.03 of the Declaration of Trust is amended by deleting the third sentence thereof.

         3. Section 4.04 of the Declaration of Trust is amended by deleting the reference to "Section 4.03" in the first sentence thereof and replacing it with "Section 3.03(b)."

         All other provisions of the Declaration of Trust, as amended, shall remain in full force and effect.

         IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY has caused its name to be signed to this Amendment to Declaration of Trust by its proper officer as of this 15th day of July, 2002.

                                        STATE STREET BANK AND TRUST COMPANY



                                        By: /s/ Beth M. Halberstadt
                                            ----------------------------------
                                            Name:  Beth M. Halberstadt
                                            Title: Vice President



Attest:

/s/ Robert E. Fullam
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